                                                                    EXHIBIT 10.1


                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT, dated as of the 15th day of April, 1998, is made by and between CRESTAR BANK, a Virginia banking corporation (the Lender), EXECUSTAY CORPORATION, a Maryland corporation (the Company), EXECUSTAY CORPORATION OF AMERICA, a Maryland corporation (ECA), EXECUTIVE AMENITIES, INC., a Maryland corporation (Amenities), EXECUTIVE AMENITIES-WEST, INC., a Maryland corporation (Amenities West), EXECUTIVE FURNITURE CENTRE, INC., a Maryland corporation (Furniture), BOLAND CORPORATE HOUSING, INC., a New York corporation (Boland), CORPORATE ACCOMMODATIONS, INC., a Connecticut corporation (Accommodations), and any Subsidiary (as defined herein) that subsequently becomes a party to this Agreement, in accordance with the provisions set forth below (together with the Company, ECA, Amenities, Amenities West, Furniture, Boland and Accommodations, collectively, the Borrowers, and individually, a Borrower).

                                    RECITALS


         The Lender has agreed to provide working capital and acquisition financing to the Borrowers. The Borrowers are engaged as an integrated group in the interim housing business. The integrated operation requires financing on such a basis that the credit supplied to the Company be made available from time to time to the other Borrowers, as required for the continued successful operations of the Borrowers separately, and the integrated operation as a whole. In that connection, the Borrowers have requested that the Lender extend credit to the Borrowers to finance Permitted Acquisitions (as defined below) and for other general corporate purposes of the Borrowers. Each Borrower expects to derive substantial direct and indirect benefits from the credit extended by the Lender to the other Borrowers, since the successful operation of each of the Borrowers is dependent on the continued successful performance of the functions of the integrated group.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lender, the Borrowers and any Subsidiaries that may become parties to this Agreement agree as follows:

SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.

         "Acquired Assets" means the assets, stock or other ownership interests to be purchased or acquired by an Acquisition Company pursuant to the terms of an Acquisition Agreement.

         "Acquisition Agreement" means the agreement between an Acquisition Company and a Target or the seller or sellers of a Target, pursuant to which such Acquisition Company agrees to purchase substantially all of the assets, stock or other ownership interests of a Target, or merge with a Target, together with all amendments to such agreement.

         "Acquisition Analysis" means, with respect to any proposed Acquisition Agreement, an analysis, prepared by the chief financial officer of the Company, of the structure and financial impact of the acquisition in question, including the Target's most recent financial statements and a summary of the material tax and accounting consequences related to the acquisition, which analysis shall be in form and substance reasonably satisfactory to the Lender.

         "Acquisition Company" means any Borrower or any Subsidiary of any Borrower acquiring title to any of the Acquired Assets or merging with a Target.

         "Acquisition Facility Termination Date" means December 31, 2000.

         "Acquisition Loan" means each loan to be made to the Borrowers by the Lender pursuant to Section 23 of this Agreement.

         "Acquisition Note" means each promissory note, in substantially the form of Exhibit A attached to this Agreement, evidencing the joint and several obligations of the Borrowers to repay each Acquisition Loan, together with interest thereon, and all extensions, renewals, modifications and amendments thereof.

         "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

         "Agreement" means this Loan Agreement, as the same may be amended, modified or supplemented from time to time.

         "Assumption Agreement" means each Assumption Agreement, substantially in the form of Exhibit B attached to this Agreement, executed by a Subsidiary that becomes a party to this Agreement, the Notes and other Loan Documents in accordance with the provisions of Section 8.4 below.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State, and, with respect to the determination of LIBOR, on which banks are open for business in the London interbank market.

         "Capital Lease" means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

         "Cash Management Agreement" means any applicable agreement between the Company and the Lender pursuant to which funds are transferred automatically to and from the Company's operating account or controlled disbursement account with the Lender, as any such agreement may be amended, modified or supplemented from time to time.

         "Closing" means the initial disbursement of the Loans.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.

         "Collateral" means, collectively, and includes all property of a Borrower in which a Lien is granted to the Lender pursuant to a Security Agreement or any other Loan Document.

         "Covenant Compliance Certificate" means a certificate executed by a Principal Officer of the Company, substantially in the form of Exhibit C attached to this Agreement, containing a calculation of the financial covenants contained in Section 7 below and certifying that no Default or Event of Default has occurred.

         "Date Affected Information Technology" means a system comprised of one or more components including computer hardware, computer software or equipment with computerized functions, which reads, produces or processes date data by input, output or otherwise.

         "Debt" means, collectively, and includes, without duplication, with respect to any specified Person, (a) indebtedness or liability for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person) or for the deferred purchase price of property or services; (b) obligations as a lessee under a Capital Lease; (c) obligations to reimburse the issuer of letters of credit or acceptances; (d) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss; (e) obligations under interest rate swap, cap or collar agreements or similar agreements or arrangements designed to protect that Person against fluctuations in interest rates; (f) obligations under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; and (g) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed.

         "Debt Coverage Ratio" means, at any time, the ratio of EBDA of the Company and its Subsidiaries for the period of 12 months ended on the last day of the most recently ended fiscal quarter of the Company to current maturities of consolidated long-term Debt of the Company and its Subsidiaries then outstanding, determined in accordance with GAAP.

         "Default" means any event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

         "Default Rate" means the rate at which interest accrues on the loans upon the occurrence of an Event of Default, determined in accordance with the provisions of Section 2.4.

         "Dollars" and "$" means the lawful currency of the United States of America.

         "EBDA" means, for any Person for any period, (a) consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) to the extent deducted to determine such consolidated Net Income, depreciation and amortization expenses, less (c) to the extent added to determine such consolidated Net Income, extraordinary or unusual or other gains not incurred in the ordinary course of business, less (d) dividends paid by such Person during such period, less (e) Non-Financed Capital Expenditures of such Person and its Subsidiaries during such period for such period, in each case determined in accordance with GAAP.

         "EBITDA" means, for any Person for any period, (a) consolidated Net Income of such Person and its Subsidiaries for such period, plus, (b) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) interest expense, (3) amortization expense, and (4) tax expense, less (c) to the extent added to determine such consolidated Net Income, extraordinary or unusual gains or other gains not incurred in the ordinary course of business, less (d) Non-Financed Capital Expenditures of such Person and its Subsidiaries during such period, in each case determined in accordance with GAAP.

         "Equity Issuance" means any issuance or sale by a Person of its capital stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such capital stock or other similar equity security.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations issued pursuant thereto.

         "Event of Default" means any of the events specified as an "Event of Default" under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         "Fully Date Capable" means the ability to correctly process date data (including, but not limited to, reading, producing, calculating, comparing, and sequencing date data) from, into, and between the twentieth and twenty-first centuries) without material degradation in performance and without unusual intervention, including correct and continuous processing during the transition between 1999 and 2000, and correct processing if leap years.

         "Funded Debt" means, for any Person, the sum of the consolidated Debt of such Person and its Subsidiaries for (a) borrowed money, the deferred purchase price of property or services and obligations under repurchase agreements, (b) Capital Lease obligations, (c) the amount of any outstanding Debt guaranteed and (d) contingent or matured reimbursement obligations for letters of credit issued for the account of such Person or any Subsidiary of such Person, in each case determined in accordance with GAAP.

         "Funded Debt Ratio" means, at any time, the ratio of (a) Funded Debt of the Company and its Subsidiaries outstanding on the last day of the most recently ended fiscal quarter of the Company to (b) EBITDA of the Company and its Subsidiaries for the period of 12 months then ended.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Increased Costs" means any reserve, special deposit, capital adequacy guideline or similar requirement relating to any extensions of credit or other assets of the Lender, or the deposits with or other liabilities of the Lender, that (a) is imposed as a result of any Regulatory Change or as a result of the application of existing capital adequacy guidelines (including, without limitation, any Regulatory Change or capital adequacy guideline that requires that letters of credit issued, or lines of credit established, by the Lender be classified as "risk assets" for purposes of, or otherwise be subject to the provisions of, any capital adequacy guidelines applicable to the Lender), and
(b) increases the cost to the Lender of making, issuing or maintaining any Loan, reduces the amount receivable by the Lender in connection with any Loan, or reduces the rate of return on the Lender's capital as a consequence of its obligations under this Agreement.

         "Interest Payment Date" means the first day of each calendar month.

         "LIBOR" means for each calendar month, the rate at which dollar deposits with a one-month maturity are offered to leading banks in the London interbank market at 11:00 a.m. (London time) on the first Business Day of such calendar month, based on the British Bankers Association quotations published by an On-Line Information Service, selected by the Lender, plus adjustments (expressed as a percentage) for reserve requirements, all of the foregoing as determined by the Lender's Funds Management Division in accordance with its customary practices.

         "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

         "Loan Documents" means this Agreement, the Notes, each Security Agreement, any Cash Management Agreement, and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, including, without limitation, any life insurance assignment, pledge agreement, security agreement, deed of trust, mortgage, guaranty, promissory note or subordination agreement.

         "Loans" means the Revolving Loans, the Term Loans and the Acquisition Loans to be made to the Borrowers under this Agreement.

         "Maximum Amount" means $5,000,000; provided, however, that the Maximum Amount shall be permanently reduced by an amount equal to the original principal amount of each Term Loan made by the Lender, with each such reduction becoming effective on the date of disbursement of each Term Loan.

         "Minimum Net Worth Level" shall mean $30,000,000 through and including March 31, 1998, and adjusted upward, effective as of June 30, 1998, and as of the end of each fiscal quarter of the Company thereafter, by an amount equal to the sum of (a) 75% of the Net Income of the Company and its Subsidiaries for such fiscal quarter, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative Net Income of the Company and its Subsidiaries for any fiscal quarter, plus (b) 90% of the aggregate amount of the Net Equity Proceeds received by the Company or any Subsidiary during such fiscal quarter.

         "Net Equity Proceeds" means, with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

         "Net Income" means, for any Person for any period, the consolidated gross revenues of such Person and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of such Person and its Subsidiaries for such period, all as determined in accordance with GAAP.

         "Non-Financed Capital Expenditures" means, for any Person for any period, capital expenditures of such Person (including, without limitation, expenditures for property on or held for lease) that are not financed contemporaneously with the incurrence of such expenditure, or within 120 days thereafter, with Debt incurred by such Person.

         "Notes" means the Revolving Note, each Term Note and each Acquisition Note.

         "Net Worth" means, at time, amounts that would be included under stockholders' equity on the consolidated balance sheet of the Company and its Subsidiaries.

         "Obligations" means the Loans, the Notes, and all other indebtedness and obligations of the Borrowers to the Lender, now existing or hereafter arising, of every kind and description, direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, as amended, modified, renewed, extended or increased from time to time.

         "On-Line Information Service" means a text line or other on-line information service provided to the Lender by any of Reuters Information Services, Inc., Knight-Ridder Financial/Americas, Dow Jones Telerate, Inc. or Bloomberg Financial Markets News Services, or any comparable reporting service selected by the Lender.

         "Organizational Documents" means, with respect to any Person that is an entity, such Person's articles or certificate of incorporation, bylaws, partnership agreement and certificate, articles of organization and operating agreement, trust agreement, or such other documents as may govern such Person's formation, organization and management.

         "Permitted Acquisition" means the purchase of Acquired Assets by an Acquisition Company pursuant to an Acquisition Agreement provided that (a) the Pro Forma Financials reflect that the Borrowers will be in compliance with all of the financial covenants set forth in Section 7 of this Agreement as of the closing of such purchase, (b) the Net Income of the Target, exclusive of extraordinary or unusual gains or losses, or other gains or losses not incurred in the ordinary course of business, to the extent added or subtracted to determine such Net Income, for the most recent 12-month period is not less than $0, unless otherwise approved by the Lender, (c) the Target is in substantially the same line of business as the Company, (d) the Lender receives not less than five days' prior written notice of the closing thereof, (e) no Default or Event of Default shall occur after giving effect thereto, and (f) if such purchase is for consideration of more than $5,000,000, it has been approved by the Lender.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or other entity of whatever nature.

         "Primary Operating Account" means any deposit account or controlled disbursement account on which a Borrower draws to pay all or substantially all of its operating expenses.

         "Prime Rate" means the rate of interest established and announced from time to time by the Lender and recorded in its Central Credit Administration Division as its Prime Rate, it being understood and agreed that the Prime Rate is used as a reference for fixing the lending rate on commercial loans and is not necessarily the lowest or most favorable rate of interest charged by the Lender on such loans.

         "Principal Officer" means the President, the Chief Executive Officer or the Chief Financial Officer of the Company.

         "Pro Forma Financials" means, with respect to any Target or Acquisition Company, consolidated and consolidating balance sheets and income statements of the Company and Target or Acquisition Company, as applicable, setting forth projections for the 12-month period following the acquisition after giving effect to the closing of the related Acquisition Agreement and Acquisition Loan, and setting forth in reasonable detail the assumptions underlying such projections, which assumptions are acceptable to the Lender.

         "Regulatory Change" means any change, after the date of this Agreement, in any federal or state laws, rules and regulations, or interpretations thereof, or the adoption after the date of this Agreement of any rules, interpretations, directives or requests, applying to a class of financial institutions including the Lender, under any federal or state laws or regulations by any court or regulatory authority charged with the interpretation or administration thereof.

         "Reinvestment Loss" means, with respect to any Acquisition Loan or Term Loan that bears interest based on the Treasury Rate and is being prepaid in whole or in part, the amount by which the present value of the interest that would have been earned on the prepaid amount for the remaining term of such Loan exceeds the present value of the interest that would be earned by reinvesting such prepaid amount at the Treasury Rate for such remaining Loan term. To compute such present value, the applicable Treasury Rate for the remaining Loan term shall be used as the discount rate.

         "Related Acquisition Documents" means the documents described in any Acquisition Agreement and related in any manner to the acquisition of any Acquired Assets, including, but not limited to, the buy/sell agreement, historical financial statements of the Target and a detailed description of the Acquired Assets, and every other document, instrument or certificate executed in connection with such Acquisition Agreement.

         "Revolving Facility Termination Date" means December 31, 1998.

         "Revolving Loans" means the loans to be made to the Borrowers by the Lender pursuant to Section 2.1 of this Agreement.

         "Revolving Note" means a $5,000,000 promissory note in substantially the form of Exhibit D attached to this Agreement, evidencing the joint and several obligations of the Borrowers to repay each Revolving Loan, together with interest thereon, and all extensions, renewals, modifications and amendments thereof.

         "SEC" means the Securities and Exchange Commission.

         "Security Agreement" means a Security Agreement, in the form of Exhibit E attached to this Agreement, from the Company and any other Borrower that at any time owns a Subsidiary, in favor of the Lender, and granting to the Lender as security for the Obligations a first priority

Lien in all stock or other ownership interests in all Subsidiaries at any time owned by the Borrowers.

         "Spread" shall mean the percentage corresponding to the Funded Debt Ratio set forth below, as calculated by the Lender. The applicable Spreads on the date hereof are .75% for the LIBOR option, and 1.00% for the Treasury Rate option. The Spreads will be adjusted on a quarterly basis based on the table set forth below:


                                                    Spread for          Spread for
               Funded Debt Ratio                      LIBOR           Treasury Rate
               -----------------                      -----           -------------

 Less than or equal to 1.5 to 1                       0.75%             1.00%

 Greater than 1.50 to 1 but less than or equal        0.95%             1.20%
 to 2.5 to 1

 Greater than 2.5 to 1 but less than or equal         1.25%             1.50%
 to 4.0 to 1

The Spread will be adjusted to the percentage corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding the last day of the 30-day period within which the Company must deliver its financial statements to the Lender pursuant to
Section 58. No decrease in the Spread shall become effective if, at such time, any Default or Event of Default has occurred and is continuing. If the Company's financial statements are not delivered to the Lender within the specified time periods, the Spread may be increased, at the option of the Lender, to the highest applicable percentage from the date on which the statements were due through the next adjustment date.

         "State" means the State of Maryland.

         "Subsidiary" as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.






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
         "Target" means any Person, all or substantially all of the stock (or comparable ownership interests) or assets of which are being acquired by an Acquisition Company, or which is being merged or consolidated with an Acquisition Company, pursuant to the terms of an Acquisition Agreement.

         "Term Loan" means each loan to be made to the Borrowers by the Lender pursuant to Section 2.2 of this Agreement.

         "Term Note" means each promissory note, in substantially the form of Exhibit F attached to this Agreement, evidencing the joint and several obligations of the Borrowers to repay each Term Loan, together with interest thereon, and all extensions, renewals, modifications and amendments thereof.

         "Treasury Rate" shall mean, with respect to any Loan, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) which is the weekly average yield on United States Treasury Securities, adjusted to a constant maturity equal to the term of such Loan (or for purposes of determining the Reinvestment Loss, the remaining term of such Loan), for the most recent weekly reporting period covered in the weekly statistical release (currently entitled "Weekly Summary of Banking and Credit Measures") published by the Board of Governors of the Federal Reserve System on the Friday most immediately preceding the date on which such Loan is disbursed (or for purposes of determining the Reinvestment Loss, on which such Loan is prepaid in whole or in part).

         "UCC" means the Uniform Commercial Code as in effect in the State.

SECTION 2.  LOANS.

         SECTION 2.1.  REVOLVING LOANS.

                  (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Loans to the Borrowers from time to time until the Revolving Facility Termination Date in an aggregate principal amount not to exceed at any one time outstanding the Maximum Amount. Up to the Maximum Amount, the Borrowers may borrow, repay without penalty and reborrow hereunder from the date of this Agreement until the Termination Date.





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
                  (b) The proceeds of the Revolving Loans shall be used for short-term working capital purposes and capital expenditures and for no other purposes.

                  (c) The Company authorizes the Lender to make Revolving Loans from time to time in amounts sufficient to pay checks drawn on the Company's operating accounts with the Lender, subject to the limitation set forth in Section 21(?) above, all as more particularly described in the Cash Management Agreement. In addition, the Company may request that a Revolving Loan be made. Any request for a Revolving Loan must be received by the Lender no later than 12:00 noon (Washington, D.C. time) on the date on which the Revolving Loan is to be made. Each request must specify the amount and purpose of the Revolving Loan. The Lender, in its sole discretion, may accept requests from the Company by telephone. If required by the Lender, requests made by telephone shall be confirmed in writing and delivered to the Lender within two Business Days after the date of the request. Revolving Loans may be requested by those individuals designated by the Company from time to time in written instruments delivered to the Lender; provided, however, that the Borrowers shall remain liable with respect to any Revolving Loan disbursed by the Lender in good faith hereunder, even if such Revolving Loan is requested by an individual who has not been so designated. The proceeds of each Revolving Loan will be credited to a deposit account maintained with the Lender by the Company pursuant to a Cash Management Agreement. The Company agrees to confirm in writing from time to time, when and as requested by the Lender, the purpose for which the proceeds of each Revolving Loan were used.

                  (d) The unpaid principal balance of the Revolving Loans shall bear interest at a rate per annum equal to LIBOR plus the applicable Spread in effect from time to time. The interest rate on the Revolving Loans shall be determined based on LIBOR in effect as of the date of disbursement of the initial Revolving Loan and shall be adjusted on the first Business Day of each succeeding calendar month (to be effective as of the first day of such calendar month if not a Business Day) to reflect LIBOR then in effect, and the applicable Spread shall be adjusted from time to time as provided in the definition of such term. Payments of interest on each Revolving Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the date of disbursement of such Revolving Loan.

                  (e) The obligation of the Borrowers to repay the Revolving Loans, together with interest thereon, shall be evidenced by the Revolving Note. The unpaid principal balance of the Revolving Note shall be payable on the Revolving Facility Termination Date.

         SECTION 2.2.  TERM LOANS.

                  (a) Subject to the terms and conditions of this Agreement, the Lender agrees to make Term Loans to the Borrowers from time to time until the Revolving Facility Termination Date, in an aggregate principal amount not to exceed $5,000,000. The minimum amount of each Term Loan shall be $500,000.

                  (b) The proceeds of the Term Loans shall be used to pay for capital expenditures incurred by the Borrowers, or to refinance Revolving Loans that were used to finance such capital expenditures. The Lender must receive written notice of the Company of a request for a Term Loan, specifying the amount requested, at least five Business Days prior to the date on which the Term Loan is to be made. Such notice shall (1) include a specific description of the capital expenditures incurred, (2) if requested by the Lender, be accompanied by copies of receipts, invoices, canceled checks or other satisfactory evidence of such expenditures, and (3) specify the interest rate option selected by the Company.

                  (c) The unpaid principal balance of each Term Loan from time to time outstanding shall bear interest at a per annum rate equal to (1) the Treasury Rate most recently published prior to the date of disbursement of such Term Loan plus the applicable Spread in effect on such date, or (2) LIBOR plus the applicable Spread in effect from time to time, whichever is selected by the Company. If the LIBOR option is selected, the interest rate on such Term Loan shall be determined based on LIBOR in effect as of the date of disbursement and shall be adjusted on the first Business Day of each succeeding calendar month (to be effective as of the first day of such calendar month if not a Business Day) to reflect LIBOR then in effect, and the applicable Spread shall be adjusted from time to time as provided in the definition of such term. If the Treasury Rate Option is selected, the interest rate on such Term Loan shall be fixed for the entire term based on the Treasury Rate most recently published prior to the date of disbursement and Spread in effect on the date of disbursement. Payments of interest on each Term Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the date of disbursement of such Term Loan.

                  (d) The joint and several obligations of the Borrowers to repay each Term Loan, together with interest thereon, shall be evidenced by a Term Note. The aggregate principal amount of each Term Note shall be payable in 24 equal consecutive monthly installments of principal due on the first day of each calendar month beginning on the first such payment date next succeeding the date on which such Term Loan has been disbursed. If not sooner paid, the entire unpaid principal balance of each Term Note and all accrued and unpaid interest thereon shall be due and payable in full on the date on which the last scheduled principal installment under such Term Note is due. The amount of each monthly installment of principal shall be equal to 1/24th of the original principal amount of such Term Note. The Borrowers shall have the right to prepay a Term Note in whole or in part at any time. Partial prepayments of a Term Note shall be applied to installments due thereunder in the inverse order of their maturities. If the Borrowers prepay, in whole or in part, a Term Note that bears interest based on the Treasury Rate, the Borrowers shall pay a prepayment premium equal to the Reinvestment Loss. Amounts prepaid with respect to the Term Loans may not be reborrowed.

         SECTION 2.3.  ACQUISITION LOANS.

                  (a) Subject to the applicable terms and conditions of this Agreement, the Lender agrees to make Acquisition Loans to the Borrowers from time to time until the

Acquisition Facility Termination Date in an aggregate principal amount not to exceed $20,000,000.

                  (b) The proceeds of each Acquisition Loan shall be used to finance the purchase or acquisition of a Permitted Acquisition by an Acquisition Company pursuant to the terms of an Acquisition Agreement.

                  (c) Any request for an Acquisition Loan shall be made upon written notice from the Company, which must be received by not later than five days prior to the date on which an Acquisition Loan of $5,000,000 or more is to be made, and not later than one days prior to the date on which an Acquisition Loan of less than $5,000,000 is to be made. Such notice shall specify the interest rate selected by the Company, the term of the Acquisition Loan (which shall not exceed five years), and the number of monthly principal installments in which such Acquisition Loan is to be repaid. Such notice for an Acquisition Loan of $5,000,000 or more shall be accompanied by a description of the applicable Acquisition Company, the purchase price therefor and preliminary drafts of the documents and information described in Section 83. The Lender shall have the right to approve or decline, in its sole discretion, any Acquisition Loan of more than $5,000,000.

                  (d) Each Acquisition Loan shall bear interest on the unpaid principal balance thereof from time to time outstanding at a rate per annum equal to (1) the Treasury Rate most recently published prior to the date of disbursement of such Acquisition Loan plus the applicable Spread in effect on such date, or (2) LIBOR plus the applicable Spread in effect from time to time, whichever is selected by the Company. If the LIBOR option is selected, the interest rate on such Acquisition Loan shall be determined based on LIBOR in effect as of the date of disbursement of such Acquisition Loan, and shall be adjusted on the first Business Day of each succeeding calendar month (to be effective as of the first day of such calendar month if not a Business Day) to reflect LIBOR then in effect, and the Spread shall be adjusted from time to time as provided in the definition of such term. If the Treasury Rate option is selected, the interest rate on such Acquisition Loan shall be fixed for the entire term based on the Treasury Rate most recently published prior to the date of disbursement and Spread in effect on the date of disbursement.
Payments of interest on each Acquisition Loan shall be made on each Interest Payment Date, beginning on the Interest Payment Date next succeeding the date of disbursement of such Acquisition Loan.

                  (e) The joint and several obligations of the Borrowers to repay each Acquisition Loan, together with interest thereon, shall be evidenced by an Acquisition Note. The principal amount of each Acquisition Note shall be payable in equal consecutive monthly installments of principal, payable on the first day of each calendar month. The first principal payment shall be made on such payment date as may be selected by the Company, but not later than six months after the date on which such Acquisition Loan is disbursed, and the final principal payment shall be due not later than five years after the date on which such Acquisition Loan is disbursed. The amount of each principal installment shall be equal to the original principal balance of Acquisition Loan divided by the scheduled number of principal installments due. If not sooner paid, the entire unpaid principal balance of each Acquisition Note and all accrued and unpaid interest thereon shall be due and payable in full on the date on which the last scheduled principal installment under such Acquisition Note is due. The Borrowers shall have the right to prepay an Acquisition Note in whole or in part at any time. Partial repayments of an Acquisition Note shall be applied to installments due thereunder in the inverse order of their maturities. If the Borrowers prepay, in whole or in part, an Acquisition Note that bears interest based on the Treasury Rate, the Borrowers shall pay a prepayment premium equal to the Reinvestment Loss.

                  (f) The closing of each transaction contemplated by an Acquisition Agreement shall occur simultaneously with the making of an Acquisition Loan. Each Acquisition Company shall be the owner of all of the Acquired Assets free and clear of all Liens except Liens permitted by this Agreement. No party to an Acquisition Agreement shall waive, except with the consent of the Lender, any condition precedent to the obligation of such party to close as set forth in such Acquisition Agreement. Each Acquisition Company shall have performed all of its obligations to the sellers of the Target under such Acquisition Agreement required to be performed on or before the closing thereof. Each Acquisition Company shall become a Borrower pursuant to the provisions of Section 84. If a Target remains as a surviving entity, the Target also shall become a Borrower pursuant to the provisions of Section 8.4.

         SECTION 2.4. PAYMENTS AND COMPUTATIONS. All payments due under this Agreement (including any payment or prepayment of principal, interest, fees and other charges) or with respect to the Notes or the Loans shall be made in lawful money of the United States of America, in immediately available funds, without defense, setoff or counterclaim, to the Lender at its office at Commercial Loan Services, P.O. Box 26202, Richmond, Virginia 23260-6202, or at such other place as the Lender may designate, and shall be applied first to accrued fees, next to accrued late charges, next to accrued interest and then to principal. If any payment of principal, interest or fees is due on a day other than a Business Day, then the due date will be extended to the next succeeding full Business Day and interest and fees will be payable with respect to the extension. If any payment of principal, interest or fees is not made within ten days of its due date, each Borrower agrees to pay to the Lender a late charge equal to 5% of the amount of the payment; provided, however, that as long as a Borrower makes payments of principal, interest and fees through the Lender's automatic debit service, no late charge shall be payable if the Lender fails to debit any such payment when it is due (if sufficient collected funds are on deposit in such Borrower's account with the Lender), and such failure shall not constitute an Event of Default hereunder. Upon the occurrence of an Event of Default and during the continuation of such Event of Default, interest shall accrue on the Loans at a per annum rate of 2% above the rate of interest that otherwise would be applicable. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed. The Lender may, but shall not be obligated to, debit the amount of any payment due from a Borrower under this Agreement to any deposit or investment account of such Borrower maintained with the Lender or any Affiliate of the Lender.

No setoff, claim, counterclaim, reduction or diminution of any obligation of any defense of any kind or nature that a Borrower has or may have against the Lender (other than the defense of payment) shall be available against the Lender in any suit or action brought by the Lender to enforce this Agreement or any other Loan Document. The foregoing shall not be construed as a waiver by the Borrowers of any rights or claims that the Borrowers may have against the Lender, but any recovery upon such rights and claims shall be had from the Lender separately, it being the intent of this Agreement and the other Loan Documents that the Borrowers shall be obligated to pay, absolutely and unconditionally, all amounts due hereunder and under the other Loan Documents.

         SECTION 2.5. INCREASED COSTS. If, as a result of any Regulatory Change or for any other reason, the Lender incurs Increased Costs, the Borrowers agree to pay such Increased Costs to the Lender within ten Business Days after receipt by the Borrowers of the Lender's invoice therefor. The invoice will be accompanied by a written statement of the Lender setting forth in reasonable detail the basis and the calculation of the Increased Costs. The Lender's calculation shall include reasonable averaging and attribution methods to determine the Increased Costs attributable to the Loans.

         SECTION 2.6. COMMITMENT FEE. The Borrowers agree to pay to the Lender on the first day of each January, April, July and October a fee of .35% per annum of the average daily amount for the calendar quarter most recently ended of the difference between $20,000,000 and the aggregate amount of Acquisition Loans made by the Lender.

         SECTION 2.7. PRIMARY DEPOSITORY RELATIONSHIP. If the Company fails to maintain its Primary Operating Account with the Lender, interest shall accrue on the Loans at a per annum rate of 1.0% above the rate of interest that otherwise would be applicable, effective as of the first day following the day on which the Company moves its Primary Operating Account.

         SECTION 2.8.  MANDATORY PREPAYMENT.

                  (a) The Borrowers shall prepay the Revolving Loans to the extent that the aggregate amount of outstanding Revolving Loans exceeds the Maximum Amount at any time.

                  (b) All Net Equity Proceeds received by any Borrower shall be applied to the prepayment of the Loans, with such prepayments being applied first to Acquisition Loans and then to Term Loans.

         SECTION 2.9. COMPANY AS AGENT. Each Borrower appoints the Company as its agent to request and receive the proceeds of the Loans on behalf of the Borrowers, and to give all notices and consents on behalf of the Borrowers.
The Company agrees to distribute the proceeds of the Loans among the Borrowers for the purposes contemplated by this Agreement.

SECTION 3.  COLLATERAL.

         SECTION 3.1. SECURITY INTEREST. To secure the Obligations, each Borrower shall grant to the Lender, its successors and assigns, a first priority security interest in all stock and other ownership interests of such Borrower in any Subsidiary, now owned or hereafter acquired, by executing and delivering a Security Agreement to the Lender.

         SECTION 3.2. PERFECTION OF SECURITY INTEREST. The Borrowers shall perform any and all steps in all relevant or appropriate jurisdictions as may be necessary or reasonably requested by the Lender to perfect, maintain and protect the Lender's security interest in the Collateral. All instruments and certificated securities that evidence the Collateral shall be delivered to the Lender, duly endorsed in blank. The Borrowers shall pay the taxes and costs of, or incidental to, any recording or filing of any financing statements concerning the Lender's security interests.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrowers represent and warrant that:

         SECTION 4.1.  INCORPORATION, GOOD STANDING AND DUE QUALIFICATION.
Each of the Borrowers (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required. As of the date of this Agreement, ECA, Amenities, Amenities West, Furniture, Boland and Accommodations are direct, wholly owned Subsidiaries of the Company and no other Borrower owns any Subsidiaries.

         SECTION 4.2. POWER AND AUTHORITY. The execution, delivery and performance by the Borrowers of the Loan Documents to which each is a party have been duly authorized by all necessary corporate actions and do not and will not (a) require any consent or approval of, or filing or registration with, any governmental agency or authority or the stockholders or members of such Borrower; (b) contravene such Borrower's Organizational Documents; (c) result in a breach of or constitute a default under any agreement or instrument to which such Borrower is a party or by which it or its properties may be bound or affected; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; or (e) cause such Borrower to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Borrower.

         SECTION 4.3. LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms.

         SECTION 4.4. FINANCIAL STATEMENTS. The financial statements of the Borrowers that have been furnished to the Lender in connection with this Agreement are complete and correct and fairly present the financial condition of the Borrowers as of the dates of such statements. Since the dates of such statements, there has been no material adverse change in the condition (financial or otherwise), business or operations of a Borrower. The Pro Forma Financials, when and as delivered to the Lender, will represent the Company's best estimate of the future operations of the applicable Acquisition Company and Target and will be based on the assumptions stated therein, all of which will be believed by the Company to be reasonable assumptions.

         SECTION 4.5. LITIGATION. There is no pending or threatened action or proceeding against or affecting any of the Borrowers before any court, governmental agency or arbitrator, that, in any one case or in the aggregate, may affect the financial condition, operations, properties or business of any of the Borrowers in a materially adverse manner.

         SECTION 4.6. OWNERSHIP AND LIENS. Each Borrower has title to all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except Liens permitted by this Agreement.

         SECTION 4.7. ERISA. No Borrower has incurred any material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, nor has a Borrower incurred any material liability to the PBGC in connection with any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) established or maintained by any Borrower. None of the employee pension benefit plans (as defined above) of a Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such Sections 406 or 4975. Neither a Borrower or an Affiliate of a Borrower is now, or at any time in the past has been, obligated to make contributions to a "multiemployer plan," as such term is defined in Section 4001(a)(3) of ERISA.

         SECTION 4.8. TAXES. Each Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.

         SECTION 4.9. DEBT. No Borrower is in any manner directly or contingently obligated with respect to any Debt that is not permitted by this Agreement. No Borrower is in default with respect to any Debt.

         SECTION 4.10. YEAR 2000. The Borrowers have undertaken reasonable efforts to determine whether all material Date Affected Information Technology used in the business operations of the Borrowers is Fully Date Capable, and, to the extent necessary, the Borrowers have initiated efforts to make their material Date Affected Information Technology Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof.

SECTION 5. AFFIRMATIVE COVENANTS. The Borrowers jointly and severally covenant and agree that:

         SECTION 5.1. MAINTENANCE OF EXISTENCE. Each Borrower will preserve and maintain its corporate or other legal existence and good standing in the jurisdiction of its formation, and qualify and remain qualified to do business in each jurisdiction in which such qualification is required.

         SECTION 5.2. MAINTENANCE OF RECORDS. Each Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Borrower. The principal records and books of account, including those concerning the Collateral, shall be kept at 7595 Rickenbacker Drive, Gaithersburg, Maryland 20879. No Borrower will move such records and books of account or change its chief executive office or the name under which it does business without giving the Lender at least 30 days' prior written notice.

         SECTION 5.3. MAINTENANCE OF PROPERTIES. Each Borrower will maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

         SECTION 5.4. CONDUCT OF BUSINESS. Each Borrower will continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement and as otherwise defined in its articles of incorporation or articles of organization, as applicable.

         SECTION 5.5. MAINTENANCE OF INSURANCE. Each Borrower will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

         SECTION 5.6. COMPLIANCE WITH LAWS. Each Borrower will comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA), such compliance to include, without limitation, paying, before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its property.

         SECTION 5.7. RIGHT OF INSPECTION. At any reasonable time and from time to time, with reasonable notice, the Borrowers will permit the Lender or any agent or representative of the Lender to make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrowers, and to discuss the affairs, finances and accounts of the Borrowers with any of their respective officers and directors and the Borrowers' independent accountants.

         SECTION 5.8. REPORTING REQUIREMENTS. The Borrowers will furnish to the Lender:

                  (a) Monthly Financial Statements of the Company. As soon as available and in any event within 30 days after the end of each calendar month, unaudited financial statements consisting of consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income, cash flows and stockholder's equity of the Company and its Subsidiaries for such month and the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with the GAAP. Such financial statements shall be certified to be accurate by a Principal Officer of the Company (subject to year-end adjustments) and, for the last month in each fiscal quarter, shall be accompanied by a copy of the Form 10-Q filed by the Company with the SEC and a Covenant Compliance Certificate for such period;

                  (b) Annual Financial Statements of the Company. As soon as available and, in any event, within 90 days after the end of each fiscal year of the Company, audited financial statements consisting of the consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, accompanied by an opinion thereon acceptable to the Lender of Grant Thornton LLP, or any other independent certified public accounting firm selected by the Borrowers and acceptable to the Lender, accompanied by the Form 10-K filed by the Company with the SEC for such fiscal year;

                  (c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Company by independent certified public accountants in connection with examination of the financial statements of the Company made by such accountants;

                  (d) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting a Borrower, that seeks damages of $500,000 or more or that, if determined adversely to such Borrower, could have a material adverse effect on the financial condition, properties or operations of such Borrower;

                  (e) Notice of Defaults and Events of Default. As soon as possible and, in any event, within ten days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrowers with respect thereto;

                  (f) Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company files with the SEC or sends to its stockholders, other than routine notices concerning the annual meetings of the Company;

                  (g) Press Release. Promptly after it is issued, any press release concerning the Company or any of its Subsidiaries;

                  (h) Acquisition Analysis. Within 30 days after the signing of an Acquisition Agreement, for which an Acquisition Loan of $5,000,000 or more will be requested, Pro Forma Financials and an Acquisition Analysis reflecting the consummation of each Acquisition Agreement and the transactions incident thereto. The Pro Forma Financials shall be materially correct and complete, and shall present fairly the financial condition of the Borrowers as of the date immediately after consummation of such Acquisition Agreement and the transactions incident thereto;

                  (i) Certain Acquisition Documents. Within 30 days of the purchase of Acquired Assets for consideration of less than $5,000,000, the documents described in Section 8.3 with respect to such purchase; and

                  (j) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrowers as the Lender from time to time reasonably may request.

         SECTION 5.9. YEAR 2000 COMPLIANCE. The Borrowers shall initiate and maintain a program to identify any Date Affected Information Technology used in the business operations of each of the Borrowers that is not Fully Date Capable, and, in connection therewith, undertake in good faith to make all material Date Affected Information Technology used in such business operations Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof. Each Borrower shall advise the Lender in the event that such Borrower has reason to believe that any material Date Affected Information Technology will not be Fully Date Capable prior to the date that the failure to be Fully Date Capable would adversely affect the operation thereof, and advise the Lender in the event that such Borrower has reason to believe that it will be adversely affected by the failure of any affiliated or nonaffiliated entity to have its Date Affected Information Technology Fully Date Capable. The Borrowers agree to provide the Lender, upon request, access to and copies of information necessary to permit the Lender to determine whether each Borrower's Date Affected Information Technology is, or will be, Fully Date Capable, including, without limitation, (i) minutes, resolutions and reports to and from each Borrowers' Board of Directors or committee thereof, (ii) internally generated reports, consultant reports or auditor's report regarding the status of each Borrowers' Date Affected Information Technology, (iii) all documents relating to a "Year 2000" program, and (iv) officer certificates or other statements requested by the Lender regarding status of Date Affected Information Technology. The Borrowers acknowledge that the Lender's right to receive, or the Lender's receipt of, the foregoing information does not impose any obligation on the Lender to assess the accuracy or effect of such information, or to recommend or require remedial action of any kind. The Borrowers hereby acknowledge that the actual or potential failure or degradation of any material Date Affected Information Technology due to its failure to be Fully Date Capable may constitute a material adverse change in the Borrowers' business or financial condition.

SECTION 6. NEGATIVE COVENANTS. The Borrowers agree that, without first obtaining the prior written consent of the Lender:

         SECTION 6.1. LIENS. The Borrowers will not create, incur, assume or permit to exist, any Lien upon or with respect to any of their properties, now owned or hereafter acquired, except: (a) Liens in favor of the Lender; (b) Liens that are incidental to the conduct of the business of a Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of such Borrower; and (c) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease) on any fixed assets provided that (1) any property subject to a purchase-money Lien is acquired by a Borrower in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (2) each such Lien shall attach only to the property so acquired, (3) the Debt secured by all such Liens shall not exceed the aggregate at any time outstanding $250,000 in the aggregate for all of the Borrowers.

         SECTION 6.2. DEBT. The Borrowers will not create, incur, assume or permit to exist, any Debt, except: (a) the Obligations; (b) Debt of a Borrower subordinated to the Obligations on terms satisfactory to the Lender; (c) ordinary trade accounts payable; (d) Debt of a Borrower (including Debt arising out of a Capital Lease) or any Subsidiary secured by purchase-money Liens permitted by this Agreement; and (e) Debt of a Borrower to any other Borrower.

         SECTION 6.3. MERGERS, ETC. No Borrower will merge or consolidate with any Person, or permit any Subsidiary to do so, except that (a) one Borrower may merge into or transfer assets to any other Borrower, and (b) an Acquisition Company or a Target may merge with any Borrower or Subsidiary provided that (1) the surviving entity becomes a Borrower pursuant to the provisions of Section 84 of this Agreement, and (2) after giving effect thereto, no Default or Event of Default shall occur.

         SECTION 6.4. SALE AND LEASEBACK. No Borrower will sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

         SECTION 6.5. DIVIDENDS AND DISTRIBUTIONS. The Company will not declare or pay any dividends or distributions; or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets or obligations of the Company; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; except that, subject to the compliance by the Company with the provisions of Section 7 below, (a) the Company may declare and deliver dividends and make distributions payable solely in common stock of the Company, and (b) provided that after giving effect thereto, no Default or Event of Default shall occur, the Company may pay cash dividends from retained earnings.

         SECTION 6.6. SALE OF ASSETS. No Borrower will sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets, except for (a) goods sold or leased in the ordinary course of business and (b) the sale or other disposition of assets other than Inventory no longer used or useful in the conduct of its business and not exceeding $100,000 in the aggregate for all Borrowers during any fiscal year; and (c) the sale, lease, assignment or transfer of its assets by a Borrower to any other Borrower.

         SECTION 6.7. LOANS. No Borrower will make any loan or advance to any Person except for (a) travel advances or other advances in an aggregate amount not to exceed $50,000 at any one time outstanding, which are made to any employee of any Borrower in the ordinary course of such Borrower's business and in furtherance of such employee's performance under a contract with a Customer and (b) loans made to a Borrower by any other Borrower.

         SECTION 6.8. GUARANTIES, ETC. No Borrower will assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, any liability arising out of any agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for obligations of any Person, or permit any such guaranties or liabilities to exist, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         SECTION 6.9. ACQUISITIONS. No Borrower will form a Subsidiary, become a partner or joint venturer with any person, or purchase or acquire all or substantially all of the assets of any Person, or any capital stock of or ownership interest in any other Person, except that an Acquisition Company may purchase Acquired Assets in connection with a Permitted Acquisition provided that (a) the applicable Acquisition Company and Target become Borrowers pursuant to Section 84 and (b) after giving effect thereto, no Default or Event of Default shall occur.

         SECTION 6.10. TRANSACTIONS WITH AFFILIATES. No Borrower will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than would be applicable in a comparable arm's-length transaction with a Person not an Affiliate.

SECTION 7. FINANCIAL COVENANTS. Until the Lender's obligation to make Loans has been terminated and the Obligations have been paid in full, the Borrowers agree that:

         SECTION 7.1. NET WORTH. The Company shall maintain at all times Tangible Net Worth of not less than the Minimum NET WORTH Level.

         SECTION 7.2. FUNDED DEBT RATIO. The Company shall maintain for each 12-month period ending as of the last day of each fiscal quarter of the Company a Funded Debt Ratio of not greater than 4.0 to 1.

         SECTION 7.3. DEBT COVERAGE RATIO. The Company shall maintain for each 12-month period ending as of the last day of each fiscal quarter of the Company a Debt Coverage Ratio of not less than 1.5 to 1.

SECTION 8. CONDITIONS OF LENDING. The making of the Loans shall be subject to the following conditions:

         SECTION 8.1. CONDITIONS PRECEDENT TO CLOSING. The initial disbursement of the Loans shall be subject to the following conditions precedent:

                  (a) The Loan Documents shall have been appropriately completed, duly executed by the parties thereto, recorded where necessary and delivered to the Lender.

                  (b) No Default or Event of Default shall have occurred and be continuing.

                  (c) All representations and warranties contained herein shall be true and correct at the Closing Date.

                  (d) All legal matters incident to the Loans shall be satisfactory to counsel for the Lender, and the Borrowers agree to execute and deliver to the Lender such additional documents and certificates relating to the Loans as the Lender reasonably may request.

                  (e) Financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the Lender's security interest in the Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of the Collateral and all taxes and fees with respect to such recording and filing shall have been paid by the Borrowers, and the Lender shall receive all instruments and certificates evidencing the collateral, endorsed in blank.

                  (f) The Borrowers shall have delivered to the Lender (1) certified copies of evidence of all corporate actions taken by the Borrowers to authorize the execution and delivery of the Loan Documents, (2) certified copies of the Organizational Documents of the Borrowers, (3) certificates of incumbency and signatures for the officers of the Borrowers executing the Loan Documents, (4) good standing certificates, dated not more than 30 days prior to the Closing

Date, from the appropriate state official of any state in which the Borrowers are incorporated or qualified to do business, and (5) such additional supporting documents as the Lender or counsel for the Lender reasonably may request.

                  (g) The Lender shall have received the written opinion of counsel to the Borrowers, issued by counsel acceptable to the Lender, and in form and substance satisfactory to the Lender.

                  (h) The Lender shall have received financing statement, judgment and tax lien searches reflecting that there are no Liens against the Borrowers' assets other than those permitted by the Agreement.

         SECTION 8.2. CONDITIONS PRECEDENT TO SUBSEQUENT DISBURSEMENTS. The disbursement and issuance of subsequent Loans shall be subject to the following conditions precedent:

                  (a) No Default or Event of Default shall have occurred and be continuing.

                  (b) No material adverse change shall have occurred in the financial condition of any Borrower.

                  (c) All representations and warranties shall be true and correct at the date of such disbursement.

                  (d) No change shall have occurred in any law or regulations thereunder or interpretations thereof that, in the opinion of counsel for the Lender, would make it illegal for the Lender to make Loans hereunder.

                  (e) For each Acquisition Loan and Term Loan, the Lender shall receive an Acquisition Note or a Term Note, as applicable, appropriately completed.

         SECTION 8.3. ADDITIONAL CONDITIONS PRECEDENT TO SUBSEQUENT DISBURSEMENTS OF ACQUISITION LOANS. In addition to the conditions precedent stated in Section 8.2, the disbursement of any subsequent Acquisition Loan of $5,000,000 or more shall be subject to the following conditions precedent:

                  (a) True and complete copies of the applicable Acquisition Agreement, any Related Acquisition Documents (unless the Lender otherwise elects not to require copies of the Related Acquisition Documents), Pro Forma Financials and an Acquisition Analysis shall be delivered to the Lender at least five Business Days prior to the disbursement of such Acquisition Loan, with preliminary drafts thereof being delivered to the Lender not less than 30 days prior to such disbursement.

                  (b) The Acquisition Company shall deliver to the Lender a certificate, dated as of the date of disbursement of the Acquisition Loan, pursuant to which the Acquisition Company shall warrant and represent to the Lender that (1) to the best of its knowledge, each of the representations and warranties made by the sellers of the Target to the Acquisition Company under such Acquisition Agreement is true and correct; (2) no broker or finder brought about the making or closing of the Acquisition Loan made with respect to such Acquisition Agreement, and neither the Borrowers nor the Lender have any obligation to any Person in respect of any finder's or brokerage fees in connection with such Acquisition Loan; (3) the parties to the Acquisition Agreement have complied with all requirements of every bulk sales or transfer law that may be applicable to the sale of the Acquired Assets to the Acquisition Company, or the Acquisition Company has obtained indemnification against any and all liability arising from the failure to so comply; (4) the Acquisition Agreement and the Related Acquisition Documents approved by the Lender have not been amended, (5) the applicable Acquisition Analysis and Pro Forma Financials remain accurate and complete in all material respects; and (6) as of the date immediately after the consummation of all the agreements and transactions under and pursuant to such Acquisition Agreement, the Borrowers will not have any material amount of liabilities, contingent or otherwise, not reflected in the Pro Forma Financials.

                  (c) Termination statements shall have been filed with respect to any financing statements covering all or any portion of the Acquired Assets, except for financing statements perfecting Liens permitted by this Agreement.

                  (d) The applicable Acquisition Company or Target, or both, shall become Borrowers pursuant to the provisions of Section 8.4, unless such Acquisition Company and Target, or either of them (1) has already become a Borrower or (2) has been merged into a Borrower.

                  (e) The Lender shall have received evidence satisfactory to it that, after giving effect to the Acquisition Loan, no Borrower is or will be rendered insolvent within the meaning of Section 548 of the Federal Bankruptcy Code and any applicable state fraudulent conveyance laws. This condition may be satisfied by delivering to the Lender a Solvency Certificate, in substantially the form of Exhibit G attached to this Agreement, dated as of the disbursement date of the Acquisition Loan.

         SECTION 8.4. CONDITIONS PRECEDENT TO SUBSIDIARIES BECOMING BORROWERS. Each Acquisition Company and Target that is not a Borrower shall become a Borrower under this Agreement, and any Subsidiary of the Company shall become a Borrower under this Agreement, subject to the satisfaction of the following conditions precedent:

                  (a) The Acquisition Company, Target or Subsidiary shall execute and deliver to the Lender an Assumption Agreement.

                  (b) No Default or Event of Default shall have occurred and be continuing.

                  (c) All legal matters incident to such Acquisition Company, Target or Subsidiary becoming a Borrower shall be satisfactory to counsel for the Lender, and the Acquisition Company, Target or Subsidiary shall execute and deliver to the Lender such additional documents and certificates relating to the Loans as the Lender may reasonably request. Notwithstanding the foregoing, the Lender and its counsel will not to attempt to renegotiate or otherwise restructure the terms or conditions of any Acquisition Agreement.

                  (d) The Lender shall have received an opinion of counsel to the Acquisition Company, Target or Subsidiary, addressed to the Lender, covering such matters as the Lender may request, in form and substance satisfactory to the Lender.

                  (e) Each Borrower with an ownership interest in the Acquisition Company, Target or Subsidiary shall have executed and delivered to the Lender a Security Agreement, financing statements in form and substance satisfactory to the Lender shall have been properly filed in each office where necessary to perfect the security interest of the Lender in the applicable Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral, all taxes and fees with respect to such recording and filing shall have been paid by such Acquisition Company, Target or Subsidiary, the Lender shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed, and the Lender shall have received all instruments and certificated securities that evidence such Collateral, endorsed in blank.

                  (f) The Acquisition Company, Target or Subsidiary shall have delivered the following documents to the Lender, each of which shall be certified as of the date on which it is to become a Borrower, by its secretary:
(1) copies of evidence of all actions taken by the Acquisition Company, Target or Subsidiary to authorize the execution and delivery of the Assumption Agreement and the other Loan Documents; (2) copies of the Organizational Documents of the Acquisition Company, Target or Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Assumption Agreement.

                  (g) The Lender shall have received a certificate of good standing (or similar instrument) issued by the appropriate state official of the state of incorporation of the Acquisition Company, Target or Subsidiary, dated within 30 days of the date of the applicable Assumption Agreement.

SECTION 9.  DEFAULT.

         SECTION 9.1. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) Failure of a Borrower to pay any Obligation to the Lender, including, without limitation, the principal of or interest on the Notes or the Loans, when the same shall become due and payable, whether at maturity, or otherwise, and such failure shall continue for a period of ten days after written notice to the Company from the Lender, which may be a computer generated late payment notice; or

                  (b) Failure of the Borrowers to comply with any financial covenant contained in Section 7 of this Agreement; or

                  (c) Failure of the Borrowers to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this Section), within 30 days after receipt of notice from the Lender specifying such failure; or

                  (d) Discovery that any representation or warranty made or deemed made by the Borrowers in this Agreement, any Loan Document or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any Borrowing Base Certificate or financial statements) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or

                  (e) If, as a result of default, any other obligation of a Borrower for the payment of any Debt in excess of $50,000 may be or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or

                  (f) A Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of such Borrower or any substantial part of its property, or commences any proceeding relating to such Borrower under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

                  (g) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against a Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower, the appointment shall not have been vacated; or

                  (h) Any judgment against a Borrower in excess of $50,000 or any attachment in excess of $50,000 against any property of a Borrower that remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or

                  (i) If the Lender, in good faith, deems itself insecure or determines that material adverse change occurs in the financial or business condition of the Borrowers, and the cause for such determination is not cured to the Lender's satisfaction within 30 days after notice from the Lender to the Company specifying the Lender's basis therefor; or

                  (j) The dissolution, liquidation or termination of existence of a Borrower; or

                  (k) If the Borrowers fail to give the Lender any notice required by this Agreement within ten days after the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or

                  (l)     If the Gary R. Abrahams, Marc B. Kaplan, and Robert
W. Zaugg are no longer active in the management of the Borrowers; or

                  (m) The occurrence of an event of default under any other Loan Document and the expiration of all applicable cure periods.

         SECTION 9.2. REMEDIES UPON DEFAULT. Upon the occurrence of an Event of Default, the following provisions shall be applicable:

                  (a) The Lender, at its option, may terminate its obligation to make Loans under this Agreement and declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all of its rights and remedies against the Borrowers and any Collateral.

                  (b) The Lender is hereby authorized at any time or from time to time, without notice to the Borrowers (any such notice being expressly waived by the Borrowers), to setoff and apply any deposit (general or special, time or demand, provisional or final) or investment account at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Lender or any of its affiliates, whether or not any such deposit or indebtedness is then due, to or for the credit or account of a Borrower against any and all of the Obligations.

                  (c) THE LENDER AND EACH BORROWER EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

SECTION 10.  MISCELLANEOUS.

         SECTION 10.1. COLLECTION COSTS. The Borrowers shall pay all of the reasonable costs and expenses incurred by the Lender in connection with the enforcement of this Agreement and the other Loan Documents, including, without limitation, reasonable attorneys' fees and expenses.

         SECTION 10.2. MODIFICATION AND WAIVER. Except for the other documents expressly referred to in this Agreement, this Agreement contains the entire agreement between the parties and supersedes all prior agreements between the Lender and the Borrowers. No modification or waiver of any provision of this Agreement or any other Loan Document and no consent by the Lender to any departure therefrom by the Borrowers shall be effective unless such modification or waiver shall be in writing and signed by an officer of the Lender with a title of vice president or any higher office, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender contained in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by law.

         SECTION 10.3. NOTICES. All notices, requests, demands or other communications provided for in this Agreement (except for requests for Revolving Loans made by telephone as described in Section 2.1 above) shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, to the Lender, at Crestar Bank, , Attention: 6410 Rockledge Drive, Bethesda, Maryland 20817,
Attention: Diane E. Bauman, or to the Borrowers at 7595 Rickenbacker Drive, Gaithersburg, Maryland 20879, Attention: Chief Financial Officer. Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of
(a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. A Borrower or the Lender may change its address by notifying the other party of the new address in any manner permitted by this
Section 10.3. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the date of such notice, election or demand sent in accordance with the foregoing provisions.

         SECTION 10.4. COUNTERPARTS. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which together constitute one and the same agreement.

         SECTION 10.5. CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

         SECTION 10.6. SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the making and renewal of the Loans hereunder.

         SECTION 10.7. FEES AND EXPENSES. Whether or not any Loans are made hereunder, the Borrowers shall pay on demand all out-of-pocket costs and expenses incurred by the Lender in connection with the preparation, negotiation, execution, delivery, filing, recording and enforcement of this Agreement and any of the documents executed or delivered in connection herewith, including, without limitation, the reasonable fees (up to $12,000) and expenses of counsel to the Lender, and local counsel who may be retained by the Lender, with respect to this Agreement and such documents and any amendments thereof and with respect to advising the Lender as to its rights and responsibilities thereunder.

         SECTION 10.8. USE OF DEFINED TERMS. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.

         SECTION 10.9. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective parties hereto and their successors and assigns; provided, however, that no Borrower may assign its rights hereunder without the prior written consent of the Lender.

         SECTION 10.10. ACCOUNTING TERMS. All accounting terms used herein that are not otherwise expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP in effect on the date of this Agreement. Except as otherwise provided herein, all financial computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements shall be prepared in accordance with GAAP. Except as otherwise provided herein, whenever reference is made in any provision of this Agreement to a balance sheet or other financial statement or financial computation with respect to a Borrower, such terms shall mean a consolidated balance sheet or other financial statement or financial computation, as the case may be, with respect to such Borrower and its Subsidiaries.

         SECTION 10.11. CONFIDENTIALITY. Except as otherwise provided by applicable law, the Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Company in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section);
(b) as reasonably required by any bona fide assignee, participant or other transferee in connection with the contemplated transfer of any Loan or participations therein (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any governmental authority or representative thereof or pursuant to legal process; (d) to the Lender's independent auditors, counsel and other professional advisors (provided they shall be notified of the confidential nature of the information); and (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Lender of rights hereunder or under any of the other Loan Documents.

         SECTION 10.12.  INTERPRETATION.

                  (a) This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Maryland, without reference to conflict of laws principles.

                  (b) The representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been given and undertaken by the Borrowers jointly and severally.

                        [SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be signed by their duly authorized representatives all as of the day and year first above written.

                                  LENDER:
                                  ------


                                  CRESTAR BANK,
                                  a Virginia banking corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  BORROWERS:
                                  ---------

                                  EXECUSTAY CORPORATION,
                                  a Maryland corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  EXECUSTAY CORPORATION OF AMERICA,
                                  a Maryland corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  EXECUTIVE AMENITIES, INC.,
                                  a Maryland corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------

                    [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                  EXECUTIVE AMENITIES-WEST, INC.,
                                  a Maryland corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  EXECUTIVE FURNITURE CENTRE, INC.,
                                  a Maryland corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  BOLAND CORPORATE HOUSING, INC.,
                                  a New York corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------


                                  CORPORATE ACCOMMODATIONS, INC.,
                                  a CONNECTICUT corporation

                                  By:
                                           ----------------------------
                                  Name:
                                           ----------------------------
                                  Title:
                                           ----------------------------

                        LIST OF SCHEDULES & EXHIBITS


                 Exhibit A        - Form of Acquisition Note

                 Exhibit B        - Form of Assumption Agreement

                 Exhibit C        - Covenant Compliance Certificate

                 Exhibit D        - Form of Revolving Note

                 Exhibit E        - Form of Security Agreement

                 Exhibit F        - Form of Term Note

                 Exhibit G        - Form of Solvency Certificate